Exhibit 23.2

Consent of Independent Valuation Firm

We hereby consent to the references to Houlihan Capital Advisors, LLC (“Houlihan”) and to our valuation report dated March 31, 2013 (our “Report”) relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. (the “Company”) as of March 31, 2013, including the use of information contained within our Report in the Company’s Form 10-Q for the quarter ended March 31, 2013 and to the incorporation by reference of such information from the Company’s Form 10-Q for the fiscal quarter ended March 31, 2013 in the following Registration Statements: Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940, 333-30647 and 333-174922; Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067, 333-180608; and Form S-4 No. 333-170834.

Additionally, we hereby consent to the references to Houlihan and to our valuation report dated December 31, 2012 (our “December Report”) relating to the estimation of fair value of certain auction rate securities held by the Company as of December 31, 2012, including the incorporation by reference of information contained within our December Report, in the Company's Registration Statement on Form S-3, No. 333-180608.

We also consent to the reference to our firm under the caption “Experts” in the above-referenced Registration Statements.

/s/ Houlihan Capital Advisors, LLC
Houlihan Capital Advisors, LLC

April 29, 2013